EXHIBIT 10.34

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

March   , 2019

[Name and Address]

Re:	Restricted stock grant for [ ] shares of Common Stock of SolarMax Technology, Inc. (the “Stock Grant”) -- Exchange Agreement A

Dear [                ]:

Reference is made to the Stock Grant which was granted to you on October 7, 2016.  Pursuant to the agreement relating to the issuance of the Stock Grant, your right to the shares of common stock of SolarMax Technology, Inc. (the “Company”) represented by the Stock Grant will vest six months after a Public Stock Event.  As you may be aware, the Company filed a registration statement with respect to its initial public offering on December 24, 2018.  If the Company does not complete a public stock event by April 30, 2019, which date may be extended by the Company, the shares issued in the Stock Grant become forfeitable and are to be conveyed to the Company for no consideration.

The Company has given you the right to exchange the shares issued pursuant to the Stock Grant for an option to purchase a number of shares equal to 2.119 times the number of shares granted pursuant to your Stock Grant.  Thus, if you exercise this right, your Stock Grant of [            ] shares will be exchanged for an option to purchase [               ] shares.  The option will be in the form of Exhibit A to this letter.  Your execution of this letter will transfer all of your shares to the Company for cancelation without any further action on your behalf.  Your right to exchange the Stock Grant shares for the option will expire at 5:30 P.M. Pacific time on April 6, 2019.

The following is a summary of the terms of the option and does not purport to be complete and is qualified in its entirety by the terms of the option.

Exercise Price:	$5.00 per share
Adjustments to Exercise Price

In the event of any stock distribution, split or dividend or reverse stock split or combination of shares or similar recapitalization, the number of shares subject to the option and the exercise price will be adjusted in accordance with generally accepted accounting principles.

Condition to Exercise:

1. The option will become exercisable six months from a Public Stock Event provided that the public stock event occurs prior to April 30, 2019 or such later date as may be determined by the Company’s board of directors, in its sole discretion. If the Public Stock Event does not occur by such date, the option shall expire without any action on the part of the Company or you and you will have no rights under the option.

2. The option may only be exercised if the stock issuable upon exercise of the option is registered pursuant to a registration statement on Form S-8, which is a special form of registration statement for issuances such as issuances pursuant to an option.  The Company will not file a Form S-8 prior to six months from the date of the Public Stock Event.

3. If the managing underwriter request the Company’s stockholders to exercise a Lock up Agreement, as defined below, the option cannot be exercised until the earlier of (a) the date the option holder signs the Lock up Agreement or (b) the expiration of all periods during which the sale of shares of common stock is restricted pursuant to the Lock up Agreement.

Public Stock Event:

A Public Stock Event shall mean the first to occur of (i) the effective date of a registration statement covering an underwritten public offering of the Company’s common stock on a firm commitment basis; (ii) the closing date with respect to a public offering of the Company’s common stock other than pursuant to a firm commitment underwritten offering; (iii) the date on which the Company’s common stock is first trading on a United States or Canadian stock exchange or stock market or in a United States or Canadian over-the-counter market; (iv) the date on which the common equity of a Successor Corporation is publicly traded on a United States or Canadian stock exchange or stock market or in a United States or Canadian over-the-counter market; or (v) such other transaction or event which the Company’s board of directors determines, in its sole discretion, is a Public Stock Event.

Exercise Period:

Subject to the conditions to exercise described above, the option may be exercised as to 50% of the shares initially subject to the option six months from the date of date of the Public Stock Event and as to all shares subject to the option 18 months from the Public Stock Event.  The option expires on the earlier of (i) ten years from the date of the Public Stock Event (the “Stated Expiration Date”) or (ii) the date the Option Holder ceases to be an employee of or consultant to the Company or an affiliate of the Company; provided; provided, however, that in the event of the Option Holder’s death or a termination of the Option Holder’s employment or consultancy relationship as a result of a disability, the Option may be exercised, to the extent it is exercisable on the date of death or termination as a result of a disability, until the earlier of (x) six month from the date of death or the date or termination of employment as a result of a disability or (y) the Stated Expiration Date.

Nonqualified Option:

The option will be a non-qualified option.  For United States residents, upon exercise of a non-qualified stock option, the difference between the exercise price of the option and the fair market value of the stock on the date of exercise is treated as ordinary income.

Lock-up; Leak-out agreement

In connection with a proposed public offering, the managing underwriter requests that the Company’s stockholders execute an agreement pursuant to which the stockholders agree not to sell any shares of the Company’s common stock for a specified period and thereafter limit the number of shares which may be sold for a subsequent period, the option holder will agree to execute such an agreement (a “Lock up Agreement”).  The Company will not deliver the option to you until you have signed and delivered the Lock up Agreement to the Company.

Not Transferable:

The option is not transferrable except that, in the event of the option holder’s death or declaration of incompetency, the option may be exercised by the option holder’s legal representative or estate.

If you exercise your right to exchange your Stock Grant shares for the option, please sign below and return this letter and the enclosed Lock up Agreement to the Company.

Very truly yours, _______________________ David Hsu Chief Executive Officer

I hereby accept the Company’s offer to exchange my [                   ] Stock Grant shares for an option to purchase [             ] shares of Common Stock at $5.00 per share pursuant to the foregoing offer letter.  I represent to the Company that I understand the terms of the exchange and that I have consulted by tax and financial advisors to the extent that I deem necessary.  I understand that the Company is making no representation that a Public Stock Event will occur, that the option will become exercisable or, if a Public Stock Event occurs, as to the market price for the Company’s common stock.  I hereby irrevocably convey and transfer to the Company my [                 ] Stock Grant shares and authorize the Company and its executive officers to take any action necessary to transfer the shares to the Company and to subsequently cancel such shares.  I further agree to execute the Lock up Agreement.

__________________________ [Name*]

[*The name should be exactly as it is shown on the stock certificate]